Exhibit 10.17





                       EMPLOYMENT AGREEMENT ("Agreement")

         AGREEMENT, made and entered into as of the 28th day of the month of November, 2005, by and between THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC. (the "Company"), and MELISSA SUNGELA (the "Employee").

         In consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

         1. Duties. The Employee will serve in a capacity as assigned by the Company and will devote his/her full business time and attention to the affairs of the Company and his/her duties.

         2. Salary and Bonus. The Company will pay the Employee a base salary of $200,000.00 per year, which will not be reduced and will be reviewed periodically (at intervals of not more than 12 months). The Employee will be eligible to receive annually or otherwise any bonus awards which the Company, the Compensation Committee of the Board or such other authorized committee of the Board determines to award or grant.

         3. Termination of Employment by the Company. The Company may terminate the Employee's employment at any time and for any reason; provided, however, that in the event the Company terminates the Employee's employment for any reason other than for Cause, as hereinafter defined, the Employee shall be entitled to the benefits described in Section 6(a). The Company may terminate the Employee's employment for Cause if (i) the Employee willfully, substantially, and continually fails to perform the duties for which he/she is employed by the Company, (ii) the Employee willfully fails to comply with the reasonable instructions of the Company, (iii) the Employee willfully engages in conduct which is or would reasonably be expected to be materially and demonstrably injurious to the Company, (iv) the Employee willfully engages in an act or acts of dishonesty resulting in material personal gain to the Employee at the expense of the Company, (v) the Employee is convicted of a felony, (vi) the Employee engages in an act or acts of gross malfeasance in connection with his/her employment hereunder, (vii) the Employee commits a material breach of the confidentiality provision set forth in Section 8, (viii) the Employee exhibits demonstrable evidence of alcohol or drug abuse having a substantial adverse effect on his/her job performance hereunder, or (ix) the Employee is unable to carry out his/her duties due to permanent and total disability.

         4. Termination for Performance. The Company may terminate the Employee's employment for performance if the Employee fails to meet satisfactorily the performance goals established for the Employee. The determination as to whether the Employee has met satisfactorily such performance goals shall be determined by the Company in its sole discretion. The Company shall exercise its right to terminate the Employee's employment for performance by giving her written notice of termination on or before the date of such termination specifying the performance goal or goals that the Employee failed to meet. In the event of such termination of the Employee's employment for performance, the Employee shall be entitled to the benefits described in Section 6(b).

         5. Termination of Employment by the Employee. The Employee may terminate his/her employment at any time and for any reason.

         6. (a) Benefits Upon Termination Without Cause. If the Employee's employment shall terminate pursuant to Section 3 other than for Cause, the Employee, upon execution of a Confidential Separation and Release Agreement, shall be entitled to (i) salary continuation and continuation of medical, dental, vision and prescription coverage for a period of 52 weeks following the date of termination and (ii) outplacement assistance.

                  (b) Benefits Upon Termination for Performance. If the Employee's employment shall terminate pursuant to Section 4, the Employee, upon execution of a Confidential Separation and Release Agreement, shall be entitled to (i) salary continuation and continuation of medical, dental, vision and prescription coverage for a period of 26 weeks following the date of termination and (ii) outplacement assistance.

         7. Non-Competition. The Employee agrees that during his/her employment and for a period of 52 weeks thereafter, regardless of the reason for separation, the Employee (a) will not own, manage, operate, control, be employed by, participate in, provide consulting services to, or be connected in any manner with a retail grocery store chain operating in the same geographic areas as the Company, and (b) will not contact or solicit employees of the Company for the purpose of inducing such employees to leave the employ of the Company. Notwithstanding any other provision of this Agreement, if the Employee breaches this non-competition provision, then the Company may, in addition to any other rights and remedies available to it at law or under this Agreement, discontinue paying to the Employee any of the severance benefits described in Section 6.

         8. Confidential Information and Trade Secrets. The Employee hereby acknowledges that he/she will have access to various trade secrets and proprietary and confidential information of the Company. The Employee covenants that he/she will not disclose or use such information except as is necessary and appropriate in connection with his/her employment by the Company and that he/she will otherwise adhere in all respects to the Company's policies against the use or disclosure of such information. Notwithstanding any other provision of this Agreement, if the Employee breaches this confidentiality provision, then the Company may, in addition to any other rights and remedies available to it at law or under this Agreement, discontinue paying to the Employee any of the severance benefits described in Section 6.

         9. Arbitration; Injunctive Relief. Any controversy or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof, will be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitration will be held in New York, New York, or such other place as may be agreed upon at the time by the parties to the arbitration. The parties shall bear their own expenses in connection with any arbitration or proceeding arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof; provided, however, that in the event that the Employee substantially prevails, the Company agrees promptly to reimburse the Employee for all expenses (including costs and fees of witnesses, evidence and attorneys fees and expenses) reasonably incurred by him/her in investigating, prosecuting, defending, or preparing to prosecute or defend any action, proceeding or claim arising out of or relating to this Agreement, directly or indirectly, or the performance or breach thereof. The parties acknowledge and agree that a breach of the Employee's obligations under Sections 7 or 8 could cause irreparable harm to Company for which the Company would have no adequate remedy at law, and further agree that, notwithstanding the agreement of the parties to arbitrate controversies or claims as set forth above, the Company may apply to a court of competent jurisdiction to seek to enjoin preliminarily or permanently any breach or threatened breach of the Employee's obligations under Sections 7 or 8.

         10. Governing Law. The validity, interpretation and performance of this Agreement will be governed by the laws of the State of New Jersey without regard to the conflict of law provisions.

         11. Severability. If any one or more of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision hereof.

         12. Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their personal representatives, and, in the case of the Company, its successors and assigns. To the extent the Company's obligations under this Agreement are transferred to any successor or assign, such successor or assign shall be treated as the "Company" for purposes of this Agreement. Other than as contemplated by this Agreement, the Employee may not assign his/her rights or duties under this Agreement.

         13. Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be effective, unless the same shall be in writing and signed by the Parties, and then such amendment, waiver or consent shall be effective only in the specific instance or for the specific purpose for which such amendment, waiver or consent was given.

         14. Modifications to Comply with IRC Section 409A. If any payments under this Agreement would not comply with the requirements of Section 409A of Internal Revenue Code of 1986, as amended, and the regulations and Internal Revenue Service guidance thereunder, the Parties hereto agree to use their best efforts to modify the terms of such payments in a manner mutually agreeable to both Parties so that such requirements are satisfied.


         IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has hereunto set his/her hand as of the day and year first above written.


THE GREAT ATLANTIC & PACIFIC TEA COMPANY, INC.

BY:      /s/ Allan Richards

ITS:     SVP HR

DATE: 1/4/06



/s/ Melissa E. Sungela                     1/2/06
MELISSA SUNGELA                             DATE